Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REVISES 2011 GUIDANCE UPWARD

Company Provides Preliminary Guidance on Expected First Quarter Results

Tulsa, Oklahoma, March 22, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today provided an update on Corporate Adjusted EBITDA and fleet cost expectations for the full year of 2011.  Additionally, the Company also provided preliminary guidance on expected results for the first quarter of 2011.

The Company noted that it now expects Corporate Adjusted EBITDA, excluding merger-related expenses, to be within a range of $235 million to $260 million for the full year of 2011, an increase of $60 million, or approximately 30 percent, from the Company’s previously announced guidance range.  The Company noted that the primary driver of the improvement is lower fleet cost expectations and confidence in the upcoming summer rental season.

As previously disclosed, the Company’s initial 2011 fleet cost guidance assumed that the used car market would moderate in 2011 from 2010 levels, thus negatively impacting residual values.  The Company noted that conditions in the used vehicle market have remained very robust during the first three months of 2011, with tight supplies of late model used vehicles and high demand driving residual values to new record levels.  Based on information currently available, the Company believes industry fundamentals will remain favorable, positively impacting residual value estimates.  Accordingly, the Company is lowering its estimate for vehicle depreciation per unit to a range of $240 to $250 per month for the full year of 2011.

“As we disclosed on our year-end earnings conference call, we expected significant upside in fleet costs in 2011 if the used car market continued at the strong levels experienced in 2010,” said Scott L. Thompson, President and Chief Executive Officer.  “We are now in the prime selling season for used vehicles, and are realizing very favorable results based on the vigor of the used car market combined with our enhanced pricing strategies.  Accordingly, we have revised our fleet cost targets to reflect continued favorable market conditions.  Furthermore, since our year-end earnings call, the rental pricing and volume environment have improved following the winter storms that impacted January and February.  The combination of these factors has given us significantly greater confidence in our 2011 operating performance,” said Thompson.

Guidance for First Quarter

The Company expects rental revenue for the first quarter to be flat to down one percent compared to the first quarter of 2010.  The unfavorable impact of the winter storms on rental revenues for the quarter is estimated at $5 to $10 million.

Corporate Adjusted EBITDA, excluding merger-related expenses, is expected to range from $25 to $30 million for the first quarter of 2011.  Corporate Adjusted EBITDA, excluding merger-related expenses of $1.7 million in the first quarter of 2010 totaled $51.1 million.  The Company noted that it expects gains from sales of vehicles to be only $7 million in the first quarter of 2011, compared to $25.7 million of gains in the first quarter of 2010 as the Company plans to dispose of approximately 7,300 fewer risk vehicles in the first quarter of 2011 compared to first quarter of 2010.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Director– Investor Relations
(918) 669-2119

Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below.  The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure to evaluate the Company's operating performance by adjusting earnings to exclude certain non-cash items and certain items that impact comparability of operating results.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income are significant components of its consolidated statement of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is also a relevant financial covenant in the Company's Senior Secured Credit Facilities and other financing agreements.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity.  Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Quarter ended		Full Year ended
	March 31,		December 31,
	2011	2010	2011	2010
	(in millions)		(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$10-$15	$47	$189-$214	$221

(Increase) decrease in fair value of derivatives (a)	-	(7)	-	(29)
Non-vehicle interest expense	2	2	10	10
Non-vehicle depreciation	5	4	19	20
Amortization	2	2	7	7
Non-cash stock incentives	1	1	4	5
Long-lived asset impairment	-	-	-	1
Merger-related costs (b)	5	2	6	23

Corporate Adjusted EBITDA, excluding merger-related expenses	$25-$30	$51	$235-$260	$258

(a)  The (increase) decrease in fair value of derivatives for 2010 represents impacts as previously reported.  As the Company cannot estimate changes in fair value of derivatives for future periods, no amounts are included in either the pretax income or the reconciling line item for periods that have not yet been completed.  Accordingly, no amounts have been included for the first quarter or full year of 2011.

(b)  Merger-related costs include legal, litigation, advisory and other fees related to a potential merger transaction.  For 2011, these costs are estimated through the second quarter of 2011 only and are added into the Company's Corporate Adjusted EBITDA reconciliation to make the periods comparable.